Exhibit 10.2

KINDER MORGAN, INC.
RESTRICTED STOCK AGREEMENT
(Time and Performance-Based)

This Restricted Stock Agreement ("Agreement") is made and entered into effective the ______ day of ____________, ______ ("Date of Grant"), by and between Kinder Morgan, Inc., a Delaware corporation (“Company”), and _______________ ("Employee").  The defined term “Employer” shall include, where applicable, the Company and affiliates and entities in which the Company has an ownership interest, directly or indirectly.

1.	Award. The Company hereby makes a grant of Restricted Stock subject to the terms and conditions contained herein and in the Plan (as defined below).

(a)
Stock. Pursuant to the Kinder Morgan, Inc. 2011 Stock Incentive Plan (the "Plan"), ________ shares (the "Shares") of Class P common stock of the Company, $0.01 par value (the "Stock"), shall be issued as hereinafter provided in Employee's name subject to certain restrictions thereon.

(b)	Issuance of Shares. The Shares shall be issued upon acceptance hereof by Employee and upon satisfaction of the conditions of this Agreement.

(c)
Plan Incorporated.  Employee acknowledges receipt of a copy of the Plan and agrees that this award of Restricted Stock shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement.

2.	Restricted Stock. Employee hereby accepts the grant of Restricted Stock when issued and agrees with respect thereto as follows:

(a)
Forfeiture Restrictions. To the extent then subject to the Forfeiture Restrictions (as hereinafter defined), the Shares granted hereunder may not be sold, assigned, transferred, exchanged, pledged, hypothecated or encumbered by Employee, and no such sale, assignment, transfer, exchange, pledge, hypothecation or encumbrance, whether made or created by voluntary act of Employee or any agent of Employee or by operation of law, shall be recognized by, or be binding upon, or shall in any manner affect the rights of, the Company or any agent or any custodian holding certificates for the Shares.  Except as provided in (b) below, in the event that the Employee's employment with the Employer is terminated for any reason prior to the lapse of the Forfeiture Restrictions as provided in (b) below, Employee shall, for no consideration, forfeit to the Company all Shares to the extent then subject to the Forfeiture Restrictions.   The prohibition against transfer and the obligation to forfeit and surrender Restricted Stock to the Company upon termination of employment are herein referred to as "Forfeiture Restrictions."  The Shares that are subject to the Forfeiture Restrictions shall hereinafter be referred to as "Restricted Shares."

(b)
Lapse of Forfeiture Restrictions.  Except as provided below, on each anniversary of the Date of Grant set forth in the following schedule, if Employee's employment with the Employer has not terminated and at least one of the "Performance Goals" set forth below has been achieved after the Date of Grant and prior to such anniversary, the Forfeiture Restrictions shall lapse with respect to a percentage of Restricted Shares as follows:

Anniversary of                                                                    Percentage of
Date of Grant                                                                Restricted Shares

The Performance Goals are:

On each anniversary set forth in the schedule above, if none of the Performance Goals has been achieved prior to such anniversary, then the Restricted Shares with respect to which the Forfeiture Restrictions would have lapsed on such anniversary upon achievement of a Performance Goal prior to that anniversary shall be forfeited immediately.

Upon the termination of Employee's employment with the Employer by reason of (i) death, (ii) disability that results in the Employer determining that Employee cannot perform the essential functions of his or her job, with or without a reasonable accommodation, or (iii) an involuntary termination by the Employer due to a reorganization or reduction in force for which Employee would be eligible for pay under the Kinder Morgan, Inc. Severance Plan or under another express written grant of separation pay by the Employer, the Forfeiture Restrictions on all Restricted Shares which have not previously been forfeited shall lapse.  Upon a Change in Control (as defined in the Plan), the Forfeiture Restrictions on all Restricted Shares which have not previously been forfeited shall lapse.  Notwithstanding the foregoing, if this grant of Restricted Stock is intended to constitute "qualified performance-based compensation" (as defined in Treasury Regulations Section 1.162-27(e)), upon an involuntary termination of Employee's employment by the Employer due to a reorganization or reduction in force for which Employee would be eligible for pay under the Kinder Morgan, Inc. Severance Plan or under another express written grant of separation pay by the Employer, the following rules shall apply with respect to Restricted Shares which have not previously been forfeited:

(i)	if at least one of the Performance Goals has been satisfied prior to the date of termination, the Forfeiture Restrictions shall lapse on all such Restricted Shares on the date of termination;

(ii)	if none of the Performance Goals has been satisfied prior to the date of termination, then such Restricted Shares shall remain subject to the Forfeiture

Restrictions until at least one of the Performance Goals has been satisfied, at which time the Forfeiture Restrictions shall lapse on all such Restricted Shares; provided, however, that if none of the Performance Goals has been satisfied prior to the   [maximum performance period]    anniversary of the Date of Grant, such Restricted Shares shall be forfeited on such anniversary.

Restricted Shares with respect to which Forfeiture Restrictions have lapsed shall cease to be subject to any Forfeiture Restrictions, and the Company, pending payment of corresponding taxes by Employee, shall provide the Employee a certificate (without the legend referenced in Section 2(d) below) representing the Shares as to which the Forfeiture Restrictions have lapsed.

If the employment of Employee with the Employer terminates prior to the lapse of the Forfeiture Restrictions, and there exists a dispute between Employee and the Employer or the Committee as to the satisfaction of the conditions to the lapse of the Forfeiture Restrictions or the terms and conditions of the grant, the Restricted Shares shall remain subject to the Forfeiture Restrictions until the resolution of such dispute, except that any distributions that may be payable to the holders of record of Stock as of a date during the period from termination of Employee's employment to the resolution of such dispute shall:

(1)           to the extent to which such distributions would have been payable to Employee on the Restricted Shares under the terms hereof, be held by the Company as part of its general funds, and shall be paid to or for the account of Employee only upon, and in the event of, a resolution of such dispute in a manner favorable to Employee, and then only with respect to such of the Restricted Shares as to which such resolution shall be so favorable, and

(2)           be retained by the Company in the event of a resolution of such dispute in a manner unfavorable to Employee only with respect to such of the Restricted Shares as to which such resolution shall be so unfavorable.

(c)
Dividends.  All cash dividends and Stock dividends, if any, with respect to Restricted Shares that remain subject to the Forfeiture Restrictions shall be withheld by the Company for Employee's account, without interest. Such cash dividends or Stock dividends so withheld shall be subject to forfeiture and vesting to the same degree as the Restricted Shares to which they relate and shall be paid to Employee only when the Forfeiture Restrictions on such Restricted Shares lapse, in one lump sum within thirty (30) days following the date on which the Forfeiture Restrictions lapse.  Accrued dividends that remain unpaid with respect to Restricted Shares that are forfeited shall be immediately forfeited.  No dividends will be withheld by the Company on Employee's behalf pursuant to this paragraph with respect to any Restricted Shares on or following the date on which the Forfeiture Restrictions lapse.  Notwithstanding anything herein to the contrary, Employee shall not receive payments relating to dividends on Restricted Shares in an amount greater than $____ per share per calendar year.

(d)
Certificates.  The Company may, in its discretion, reflect ownership of the Shares through the issuance of stock certificates, or in book-entry form, without stock certificates, on its books and records.  If the Company elects to issue certificates, one or more certificates evidencing the Restricted Shares shall be issued by the Company in Employee's name, or at the Company's option, in the name of the Company’s nominee, pursuant to which Employee shall have voting rights.  Each certificate shall bear the following legend:

THIS CERTIFICATE AND THE STOCK EVIDENCED HEREBY HAVE BEEN ISSUED PURSUANT TO AN AGREEMENT EFFECTIVE ________________, A COPY OF WHICH MAY BE OBTAINED BY CONTACTING KINDER MORGAN, INC.'S SECRETARY, BETWEEN KINDER MORGAN, INC. AND THE EMPLOYEE AND ARE SUBJECT TO FORFEITURE TO KINDER MORGAN, INC. UNDER CERTAIN CIRCUMSTANCES DESCRIBED IN SUCH AGREEMENT.  THE SALE, ASSIGNMENT, EXCHANGE PLEDGE, HYPOTHECATION, ENCUMBRANCE  OR OTHER TRANSFER OF THE STOCK EVIDENCED BY THIS CERTIFICATE IS PROHIBITED UNDER THE TERMS AND CONDITIONS OF SUCH AGREEMENT, AND SUCH STOCK MAY NOT BE SOLD, ASSIGNED, EXCHANGED, PLEDGED, HYPOTHECATED, ENCUMBERED OR OTHERWISE TRANSFERRED EXCEPT AS PROVIDED IN SUCH AGREEMENT.

The Company may cause the certificate or certificates to, upon issuance, be delivered to the Secretary of the Company or to such other depository as may be designated by the Committee for safekeeping until the forfeiture thereof occurs or the Forfeiture Restrictions applicable thereto lapse pursuant to the terms of this Agreement.  Upon request of the Committee or its designee, Employee shall deliver to the Company a stock power, endorsed in blank, relating to the Restricted Shares then subject to the Forfeiture Restrictions.  Subject to the Company’s rights under Section 3 and the other provisions of this Agreement, upon the lapse of the Forfeiture Restrictions without forfeiture, the Company shall deliver to Employee a certificate without legend evidencing the vested Restricted Shares with respect to which Forfeiture Restrictions have lapsed, and shall retain a certificate representing unvested Restricted Shares still subject to Forfeiture Restrictions.  Notwithstanding any other provisions of this Agreement, the issuance or delivery of any Stock (whether subject to restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements of any law or regulation applicable to the issuance or delivery of such Stock.  The Company shall not be obligated to issue or deliver any Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

3.
Withholding of Tax.  To the extent that the receipt of the Restricted Shares or the lapse of any Forfeiture Restrictions result in income to Employee for federal, state, provincial or local income tax purposes, Employee shall pay to the Employer or make arrangements satisfactory to the Committee regarding payment of any federal, state, provincial or local taxes of any kind required by law to be withheld with respect to such income.  The Committee may permit payment of such taxes to be made through the tender of cash or shares of Stock, the withholding of shares of Stock out of Stock otherwise distributable or any other arrangement satisfactory to the Committee.  The Company shall, to the extent permitted by law, have the right to withhold delivery of a Stock certificate under Section 2(d) above or to deduct any such taxes from any payment of any kind otherwise due to the Employee.  If Employee does not pay the entire amount of such taxes to the Employer within thirty (30) days after the date on which the income subject to such taxes is recognized, the Committee shall withhold from the Shares to which Employee is entitled a number of shares of Stock having an aggregate fair market value equal to the amount of such taxes remaining to be paid by Employee and shall deliver a certificate for the remaining Shares to the Employee in accordance with Section 2(d).

If Employee makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended ("Code"), with respect to the Restricted Shares, Employee shall promptly notify the Committee of such election.  Failure to notify the Committee of any tax election made by Employee may, in the discretion of the Committee, result in the forfeiture of the Restricted Shares.

4.
Status of Shares. Employee agrees that, notwithstanding anything to the contrary herein, the Shares may not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws.  Employee also agrees (i) that certificates shall bear the legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of the Shares on its transfer records if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Shares.

5.
Changes in Capital Structure.  In the event that the outstanding shares of Stock or other securities of the Company shall be changed in number or class by reason of split-ups, spin-offs, combinations, mergers, consolidations or recapitalizations, or by reason of Stock dividends or other event, the number or class of securities comprising the Restricted Shares shall be appropriately and equitably adjusted in accordance with the terms of the Plan.

6.
Employment Relationship.  For purposes of this Agreement, Employee shall be considered to be in the employment of the Employer as long as Employee remains an employee of the Employer, or any successor, whether a corporation or other legal entity.  Any question as to whether and when there has been a termination of such employment, and the nature or cause of such termination, shall be determined by the Committee in its sole discretion, and its determination shall be final. Nothing contained herein shall be construed as conferring upon Employee the right to continue in the employ of the Employer, nor shall anything contained herein be construed or interpreted to limit the "employment at will" relationship between Employee and the Employer.

7.
Non-Disclosure of Confidential Matters.  Pursuant to this Agreement and through Employee’s continued employment with the Employer, the Employer agrees to provide Employee with access to certain confidential information, intellectual property, and/or other trade secret information that belongs to the Employer (hereinafter "Confidential Information").  Employee expressly acknowledges that Employee will receive access to certain Confidential Information belonging to the Employer pursuant to this Agreement and through Employee’s continued employment with the Employer.  In consideration for the Employer’s agreement to provide Employee with access to certain Confidential Information, the Employer’s agreements as it relates to the Shares as provided herein, and other good and valuable consideration, Employee agrees not to make, at any time hereafter, including after the termination of employment for any reason, any unauthorized use, publication, or disclosure, during or subsequent to his/her employment by the Employer, of any Confidential Information generated or acquired by him/her during the course of his/her employment, except to the extent that the disclosure of Confidential Information is necessary to fulfill his/her responsibilities as an employee of the Employer.  Employee understands that Confidential Information includes information not generally known by or available to the public about or belonging to the Employer, or belonging to other companies to whom the Employer may have an obligation to maintain information in confidence, and that authorization for public disclosure may only be obtained through the Employer's written consent.  Employee also understands and agrees that the information protected by this provision includes, but is not limited to, information of a technical and a business nature such as ideas, discoveries, designs, inventions, improvements, trade secrets, know-how, manufacturing processes, product formulae, design specifications, writings and other works of authorship, computer programs, financial figures, marketing plans, customer lists and data, business plans or methods and the like, which relate in any manner to the actual or anticipated business of the Employer, or related to its actual or anticipated areas of research and development. Employee further agrees not to disclose to the Employer, nor induce any personnel of the Employer to use, any confidential information, trade secret, or confidential material belonging to others.

8.
Committee's Powers.  No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering, any of the powers, rights or authority vested in the Committee pursuant to the terms of the Plan, including, without limitation, the Committee's rights to make certain determinations and elections with respect to the Shares.

9.
Resolution of Disputes.  As a condition of the granting of the Shares hereby, Employee and Employee's heirs, personal representatives and successors agree that any dispute or disagreement which may arise hereunder shall be determined by the Committee in its sole discretion and judgment, and that any such determination and any interpretation by the Committee of this Agreement shall be final and shall be binding and conclusive, for all purposes, upon the Company, Employee, Employee's heirs, personal representatives and successors or any person or entity claiming through any of them.

10.
Binding Effect.  The provisions of the Plan and the terms and conditions of this Agreement shall, in accordance with their terms, be binding upon, and inure to the benefit of, all successors of Employee, including, without limitation, Employee's estate and the executors, administrators, or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy, or representative of creditors of Employee.  This Agreement shall be binding upon and inure to the benefit of any successors to the Company.

11.
Agreement Subject to Plan.  This Agreement is subject to the Plan.  The terms and provisions of the Plan (including any subsequent amendments thereto) are hereby incorporated herein by reference thereto.  In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.  All definitions of words and terms contained in the Plan shall be applicable to this Agreement.

12.
Non-Solicitation.  Employee agrees that during his/her employment with the Employer and for a period of one (1) year after the termination of Employee’s employment relationship with the Employer, Employee will not directly or indirectly solicit, induce, recruit, encourage, or persuade any employee of the Employer to leave the Employer.

13.
Non-Disparagement.  Employee agrees not to engage in any act or make any comments (written or oral), which are intended, or reasonably may be expected, to harm the business, prospects, or operations of the Employer, or to disparage the reputation of the Employer;  provided, however, that Employee shall not be held in breach of this provision should Employee be required to testify pursuant to subpoena under oath or as otherwise required by law, provided additionally that Employee testifies truthfully and that, prior to providing such testimony, Employee promptly notifies Employer that his or her testimony is being sought in sufficient time so as to permit Employer to seek to prevent or limit such testimony or otherwise seek to obtain a protective order.

14.
Irreparable Harm.  The Employee acknowledges that a breach of the obligations set forth in Sections 7, 12 and 13 of this Agreement shall cause irreparable harm to the Employer and that monetary damages would be an inadequate remedy for such a breach.  The Employee agrees that the Employer shall be entitled to equitable relief by way of injunction or otherwise, as well as any other remedy available at law, if the Employee breaches or threatens to breach the provisions of this Agreement.  Further, in the event that the Employer determines in good faith that Employee has breached any of said provisions of this Agreement, the Employer shall, to the extent the Forfeiture Restrictions have not lapsed, be entitled, at its election, to immediately stop making any payments hereunder and/or to terminate the vesting of, or otherwise cancel, terminate or require to be relinquished to the Company the Shares awarded to Employee and/or to enforce the specific performance of this Agreement by Employee and/or to enjoin Employee from activities in breach of said provisions of this Agreement without having to show that there are no other adequate remedies available.

The parties stipulate and agree that the terms, covenants, commitments and agreements contained Sections 7, 12 and 13 of this Agreement are fair and reasonable in all respects, including the time period and geographical coverage, and that these restrictions are necessary for the reasonable protection of the legitimate business interests of the Employer.  If, at the time of enforcement of any of these provisions, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.  In such event, but only in such event, the parties hereto hereby specifically request a trial court or other tribunal presented with this Agreement for enforcement to reform it as to time, geographic area or scope of activities prohibited to the fullest extent allowed by law and to enforce this Agreement as so reformed.

15.
Notices.  Every notice hereunder shall be in writing and shall be given by registered or certified mail or by any other method accepted by the Company or the Company's designee.  All notices to the Company shall be directed to Kinder Morgan, Inc., 500 Dallas Street, Suite 1000, Houston, Texas 77002, Attention:  Secretary, or to the Company's designee.  Any notice given by the Company to Employee directed to Employee at the address on file with the Company shall be effective to bind Employee and any other person who shall acquire rights hereunder.  The Company shall be under no obligation whatsoever to advise Employee of the existence, maturity or termination of any of Employee’s rights hereunder and Employee shall be deemed to have familiarized himself or herself with all matters contained herein and in the Plan which may affect any of Employee's rights or privileges hereunder.

16.
Modification and Severability.  If a court of competent jurisdiction declares that any provision of this Agreement is illegal, invalid or unenforceable, then such provision shall be modified automatically to the extent necessary to make such provision fully enforceable.  If such court does not modify any such provision as contemplated herein, but instead declares it to be wholly illegal, invalid or unenforceable, then such provision shall be severed from this Agreement, as applicable, and such declaration shall in no way affect the legality, validity and enforceability of the other provisions of this Agreement to which such declaration does not relate.  In this event, this Agreement shall be construed as if it did not contain the particular provision held to be illegal, invalid or unenforceable, the rights and obligations of the parties hereto shall be construed and enforced accordingly, and this Agreement otherwise shall remain in full force and effect.  If any provision of this Agreement is capable of two constructions, one of which would render the provision void and the other would render the provision valid, then the provision shall have the construction which renders it valid.

17.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas and applicable federal law.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, all effective as of the date of first above written.

KINDER MORGAN, INC.

By:           _________________________

Name:      _________________________

Title:        _________________________

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Print Employee Name

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Employee Signature

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Employee Social Security Number